Exhibit 99.(h)(2)

SUB-PLACEMENT
AGENT AND DISTRIBUTION SERVICES AGREEMENT

THIS SUB-PLACEMENT AGENT AND DISTRIBUTION SERVICES AGREEMENT (“Agreement”) made and entered into between Altegris Investments, L.L.C. (“Altegris”), 1200 Prospect Street, Suite 400, La Jolla, California 92037, and            (hereinafter “Sub-Placement Agent”).

WHEREAS, Altegris serves as lead placement agent to the Altegris KKR Private Equity Fund, a Delaware statutory trust (the “ Feeder Fund”), and to the Altegris KKR Private Equity Master Fund, a Delaware statutory trust (the “Master Fund”) (unless otherwise stated, the Feeder Fund and the Master Fund are referred to collectively as the “Fund” or “Funds”); and

WHEREAS, Sub-Placement Agent desires to enter in this Agreement with Altegris to sell shares of beneficial interest (“Shares”) in either or both of the Funds.  Sub-Placement Agent will provide distribution related to the sale of the Shares, and continuing services to shareholders of the applicable Fund.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties agree as follows:

1.             Recommendations of Shares for Sale to Customers.

(a)                                 Sub-Placement Agent is hereby appointed as a non-exclusive selling agent of either the Feeder Fund, or of the Master Fund, or of both Funds, as specified by Sub-Placement Agent on the signature page hereto, during the term herein specified for the purpose of finding suitable investors for Fund Shares as described herein.  Subject to the performance by Altegris of its obligations to be performed hereunder, Sub-Placement Agent hereby accepts such agency and agrees to the terms and conditions set forth herein and in the applicable Fund’s registration statement, as it may be amended from time to time (“Prospectus”), to use reasonable efforts during the term hereof to find suitable investors and to provide ongoing services to such investors for the duration of their investments.  It is understood that Sub-Placement Agent has no commitment with regard to the sale of the Fund’s Shares other than to use reasonable efforts, and the Agreement shall not prevent Sub-Placement Agent from acting as a selling agent or underwriter for the securities of other issuers that may be offered or sold during the term hereof.  Sub-Placement Agent’s agency relationship with Altegris hereunder shall continue until the termination of this Agreement.

(b)                                 In offering and selling a Fund’s Shares to Sub-Placement Agent’s existing customers, Sub-Placement Agent shall in no transaction have any authority to act or hold itself out as agent for Altegris or the Fund.  Altegris acknowledges that customers of Sub-Placement Agent who purchase Shares are the Sub-Placement Agent’s customers.  Sub-Placement Agent shall be responsible for opening, approving, and monitoring its own customer’s accounts through which Shares may be acquired and for the review and supervision of these accounts, all in accordance with the rules of the Securities and Exchange Commission (“SEC”) and the Financial Industry Regulatory Authority, Inc. (“FINRA”).

(c)                                  Sub-Placement Agent agrees to offer and sell Shares, in transactions effected pursuant to this Agreement, to Sub-Placement Agent’s customers only at net asset value, as described in the Prospectus.  Sub-Placement Agent agrees to deliver, or cause to be delivered, to each customer, at or prior to the time of any purchase of shares, a copy of the Prospectus.

(d)                                 All orders are subject to acceptance or rejection, in whole or in part, by a Fund in its sole discretion.  Each Fund reserves the right, at its discretion and without notice to the Sub-Placement Agent, to suspend sales or to withdraw the offering of its Shares, in whole or in part, or to make a limited offering of its Shares.  The minimum dollar amounts for purchase of the Shares for any investor shall be the applicable minimum amount described in the Prospectus and no order for less than such amount will be accepted hereunder, except to the extent waivers or reductions may be permissible under the terms of the Prospectus.  Sub-Placement Agent hereby expressly acknowledges and agrees that Fund Shares are to be offered and sold only to persons, entities or accounts that are “accredited investors,” as defined in Rule 501 under the Securities Act of 1933, as amended (the “1933 Act”).  If Altegris or a Fund accepts any instruction directly from a shareholder that is a customer of Sub-Placement Agent, e.g., a subscription agreement, change of ownership form, response to a tender offer or change of address notice, it will promptly deliver a copy of such information to Sub-Placement Agent; if Altegris or a Fund accepts any oral instruction from such a person, it will promptly notify Sub-Placement Agent about such instruction.

(e)                                  Sub-Placement Agent agrees to recommend the purchase of Shares only to customers for whom it has a reasonable basis to believe that the investment is suitable pursuant to FINRA Conduct Rule 2310.

(f)                                   Sub-Placement Agent agrees to use a form of subscription agreement as provided by the Fund, or other forms of subscription documents as may be approved for use by Sub-Placement Agent by Altegris or a Fund, as the means of placing a customer’s order.  The subscription agreement will be reviewed by Altegris or the Fund to determine that all information necessary to issue Shares has been entered.  Sub-Placement Agent hereby certifies that, to the best of its knowledge, all of Sub-Placement Agent customers’ taxpayer identification numbers (“TIN”) or social security numbers (“SSN”) furnished to Altegris or the Fund by Sub-Placement Agent are correct and that Altegris or the Fund will not open an account without Sub-Placement Agent providing the Fund’s administrator and transfer agent (collectively “Transfer Agent”) with the customer’s TIN or SSN.

(g)                                  Sub-Placement Agent will comply with all applicable Federal and state laws and with the rules and regulations of applicable regulatory agencies thereunder.

Any transaction in Shares shall be effected and evidenced by book-entry on the records maintained by the Transfer Agent.

2.             Services.  Sub-Placement Agent agrees to provide the following support services to its client who may from time to time beneficially own Shares: (i) assisting in establishing and maintaining accounts and records relating to clients that invest in Shares; (ii) receiving and transmitting repurchase, dividend, and distribution payments from the Fund on behalf of clients; (iii) in connection with client subscriptions for initial and subsequent investments in the Fund, arranging for bank wires following notification to the Fund; (iv) responding to client inquiries relating to the services performed by Sub-Placement Agent; (v) responding to routine inquiries from clients concerning their investments in Shares; (vi) assisting clients in changing account designations and addresses, or transferring or assigning their Shares to the extent any such transfers or assignments may be permitted by the Fund; (vii) assisting clients in such clients’ processing of repurchase requests; and (viii) providing such other similar services as Altegris or the Fund may reasonably request to the extent Sub-Placement Agent is permitted to do so under applicable statutes, rules and regulations

3.             Account Options.

(a)                                 At the time of each transaction, Sub-Placement Agent guarantees the legal capacity of its customers so transacting in Shares and any co-owners of such Shares.

(b)                                 Unless otherwise instructed by Altegris or the Transfer Agent, Sub-Placement Agent may instruct the Transfer Agent to register Shares purchased in Sub-Placement Agent name and account as nominee for Sub-Placement Agent’s customers, in which event all Prospectuses, proxy statements, periodic reports, and other printed material will be sent to Sub-Placement Agent, and all confirmations and other communications to shareholders will be transmitted to Sub-Placement Agent.  Sub-Placement Agent shall be responsible for forwarding such printed material, confirmations, and communications, or the information contained therein, to all customers for whom Sub-Placement Agent holds such shares as nominee.  Sub-Placement Agent shall also be responsible for complying with all reporting and tax withholding requirements with respect to the customers for whose account Sub-Placement Agent is holding such shares.  With respect to customers other than such customers, Sub-Placement Agent shall provide the Transfer Agent with all information (including, without limitation, certification of TINs and back-up withholding instructions) necessary or appropriate for the Transfer Agent to comply with any legal and regulatory reporting requirements.

4.             Sub-Placement Agent Compensation:  Feeder Fund Shares.

(a)                                 Sub-Placement Agent shall in consideration of the services and facilities provided hereunder, be paid by Altegris and will accept as full payment therefor, a quarterly fee at an annual rate of up to 0.60% of the net asset value of the Feeder Fund’s Shares, determined and accrued as of the last day of each calendar month (before any repurchases of Feeder Fund Shares) for whom Sub-Placement Agent is the holder of record or with whom Sub-Placement Agent has a servicing relationship (the “Clients’ Shares”). Altegris will make its best efforts to pay such fee to Sub-Placement Agent within 45 days after the Transfer Agent has published the quarter-end net asset value of the Feeder Fund’s Shares for the relevant quarter. For purposes of determining the fees payable under this Section 4, the net asset value of the Clients’ Feeder Fund Shares will be computed in the manner specified in the Prospectus in connection with the computation of the net asset value of Shares for purposes of purchases and repurchases. A client that terminates its account with Sub-Placement Agent shall no longer be deemed a client for purposes of this Agreement as of the date of such termination (regardless of whether such former client remains a shareholder of the Fund) and Sub-Placement Agent shall neither be required to provide any further services hereunder to such former client nor be entitled to receive any further compensation hereunder with respect to such former Client’s Shares.

It is expressly acknowledged and agreed by the parties that no compensation shall be paid to Sub-Placement Agent for services and facilities provided hereunder in respect of Shares of the Master Fund.

(b)                                 Sub-Placement Agent shall, if it elects to do so, receive sales charges up to the maximum percentage amount of the applicable net asset value of Feeder Fund Shares sold hereunder, as set forth in the Prospectuses, and subject to the rules of FINRA and applicable law.

It is expressly acknowledged and agreed by the parties that Sub-Placement Agent shall not receive sales charges in any amount in respect of Master Fund Shares sold hereunder.

(c)                                  The rates of any sales charge, or servicing fee paid with respect to any Shares, including remaining payments, if any, with respect to outstanding Shares, are subject to change from time to time, upon 10 days’ written notice by Altegris, and any new orders placed after the effective date of such change will be subject to the rate(s) in effect at the time of receipt of the order by the Fund.

5.             Status as Financial Intermediaries.

(a)                                 Sub-Placement Agent represents and warrants that Sub-Placement Agent is duly registered as a broker-dealer pursuant to the Securities and Exchange Act of 1934, as amended, and is and will remain a member in good standing of FINRA, and agrees to abide by all of its rules and regulations including its Rules of Conduct.  Sub-Placement Agent further agrees to comply with all applicable state and federal laws and rules and regulations of regulatory agencies having jurisdiction.  The revocation of Sub-Placement Agent’s registration as a broker-dealer or the termination of Sub-Placement Agent’s membership in FINRA will immediately and automatically terminate this Agreement.  Sub-Placement Agent further represents that Sub-Placement Agent is qualified to act as a Sub-Placement Agent in the states where Sub-Placement Agent transacts business.

(b)                                 Sub-Placement Agent represents that Sub-Placement Agent is qualified to sell Shares in the various jurisdictions where it transacts business.  Sub-Placement Agent represents that it and all of its personnel involved in the activities contemplated hereunder have all governmental, regulatory, and self-regulatory registrations, approvals, memberships, and licenses required to perform Sub-Placement Agent’s obligations under this Agreement and to receive compensation, if any, therefore, and Sub-Placement Agent will maintain all relevant registrations, approvals, memberships, and licenses during the term of this Agreement.

(c)                                  Nothing in this Agreement shall cause Sub-Placement Agent to be Altegris’ partner, employee, or agent, or give Sub-Placement Agent any authority to act for Altegris or the Fund.  Neither Altegris nor the Fund shall be liable for any of Sub-Placement Agent’s acts or obligations under this Agreement.

6.             Information Relating to the Fund.

(a)                                 No person is authorized to make any representations concerning the Fund or the Shares except those contained in the Prospectus and supplemental sales literature, explanatory materials and additional written information supplied by the Fund or Altegris (collectively, “Offering Materials”).  Upon Sub-Placement Agent’s request, Altegris will arrange for the Fund to furnish Sub-Placement Agent with a reasonable number of copies of the Fund’s Offering Materials.

(b)                                 Sub-Placement Agent may not use any sales literature or advertising materials concerning Shares, other than the Offering Materials, without first obtaining Altegris’ written approval.

7.             Indemnification.

Sub-Placement Agent agrees to indemnify and hold harmless Altegris and the Fund, and each of Altegris and the Fund’s partners, directors, officers, employees, agents and each person, if any, who controls the Fund within the meaning of Section 15 of the 1933 Act (collectively referred to as “Fund Indemnified Persons”) against any losses, claims, damages, liabilities, or expenses (including, unless Sub-Placement Agent elects to assume the defense, the reasonable cost of investigating and defending against any claims therefor and counsel fees incurred in connection therewith), joint or several (for purposes of this paragraph, “Losses”), which: (i) may be based on the ground or alleged ground that the Offering Materials or any supplemental sales material used by the Sub-Placement Agent, includes or allegedly includes an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which it was made, not misleading, but only insofar as such statement or omission: (A) was made in reliance upon, and in conformity with, written information furnished to the Fund or Altegris by or on behalf of the Sub-Placement Agent, or (B) relates to any such supplemental sales material not supplied by the Fund or Altegris or approved by them in writing; (ii) arises out of Sub-Placement Agent’s failure to be properly licensed to offer and sell Shares; or (iii) arises out of Sub-Placement

Agent’s material breach of a representation or warranty or covenant or agreement contained in this Agreement.  Notwithstanding the foregoing, Sub-Placement Agent shall not be liable with respect to any claims made against Altegris, the Fund or any Fund Indemnified Person unless Altegris, the Fund or Fund Indemnified Person notified Sub-Placement Agent in writing within a reasonable time after the summons or other first legal process providing information of the nature of the claim served upon Altegris, the Fund or Fund Indemnified Person, but failure to notify Sub-Placement Agent of such claim shall not relieve Sub-Placement Agent from any liability that Sub-Placement Agent may have to Altegris, the Fund or Fund Indemnified Person for acts or alleged acts other than those described in (i) through (iii) of the preceding sentence.

Sub-Placement Agent shall be entitled, at its own expense, to participate in or assume the defense of any suit brought to enforce any such liability, and if Sub-Placement Agent elects to assume the defense, such defense shall be conducted by counsel chosen by it and reasonably acceptable to Altegris.  In the event that Sub-Placement Agent elects to assume the defense of any such suit and retain such counsel, Altegris, the Fund and any Fund Indemnified Person, as defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless (i) Sub-Placement Agent specifically authorized the retention of such counsel or (ii) Altegris, the Fund or any Fund Indemnified Person who is a party to the suit has been advised by counsel acceptable to Sub-Placement Agent that one or more material legal defenses may be available to Altegris, the Fund or Fund Indemnified Persons that may not be available to Sub-Placement Agent or its controlling person or persons, in which case Sub-Placement Agent shall not be entitled to assume the defense of such suit notwithstanding Sub-Placement Agent’s obligation to bear the reasonable fees and expenses of such counsel.  Sub-Placement Agent shall not be liable to indemnify any person for any settlement of any such claim effected without Sub-Placement Agent’s consent, which it shall not unreasonably withhold.

This Section 7 will survive the termination of this Agreement.

8.             Amendment and Termination of Agreement.  Either party to this Agreement may terminate the Agreement with respect to the Fund without cause by giving the other party at least thirty (30) days’ written notice of its intention to terminate.  This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act) or upon termination of Altegris’ distribution agreement with such Fund.  Altegris may change or amend any provision of this Agreement to conform to the terms of Altegris’ distribution agreement with the Fund by giving Sub-Placement Agent written notice of the change or amendment.

9.             Arbitration.

(a)                                 Any and all disputes or controversies among the parties (each a “Dispute”) arising from or related to this Agreement, except actions arising or requesting equitable or injunctive relief, shall be determined solely and exclusively by arbitration (“Arbitration”) in accordance with the Federal Arbitration Act and using the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”).  On any Dispute where the matter in controversy is less than $100,000, the parties shall use a single arbitrator.  With respect to any Disputes with matters in controversy exceeding $100,000, if the parties agree on a single arbitrator within 30 days of commencement of the proceeding, a single arbitrator shall be used. If the parties do not so agree, a panel of three (3) arbitrators shall be used.  Each party shall choose one (1) arbitrator, and the third arbitrator shall be chosen by the two (2) arbitrators selected by the parties.  If the first two arbitrators cannot agree within 60 days after commencement of the proceeding upon the appointment of the third arbitrator, the third arbitrator shall be appointed by the AAA in accordance with its then existing rules. For purposes of this paragraph, the “commencement of the proceeding” shall be deemed to be the date upon which a written demand for arbitration is received by the AAA from one of the parties. The arbitration hearing will be confidential and shall be held in Houston, Texas.  In any arbitration proceeding the parties shall be permitted to conduct discovery in accordance with the Federal Rules of Civil Procedure. The arbitrators shall provide the parties with a written opinion in connection with any award, and the arbitrators’ decision shall be final, binding and may be entered and enforced in any court of competent jurisdiction.

(b)                                 Each party shall bear its own expenses in connection with alternative dispute resolution procedures set forth in this paragraph, except that the parties shall split equally the costs associated with any Arbitration.

(c)                                  All communications made in connection with the alternative dispute resolution procedure set forth in this section shall be treated as communications for the purposes of settlement and as such shall be deemed to be confidential and inadmissible in any subsequent litigation by virtue of Rule 408 of the Federal Rules of Evidence.

10.          Notices. All notices required or permitted to be given under this Agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail or courier, or by facsimile or electronic mail or a similar means of same day or next-day delivery, as applicable.  All notices to Altegris shall be given or sent to Altegris its offices located at the addresses specified by Altegris herein, Attn: Legal/Compliance Department.  All notices to Sub-Placement Agent shall be given or sent to Sub-Placement Agent to the primary contact and at the addresses specified by Sub-Placement Agent herein.  Each party may change the address to which notices shall be sent by giving notice to the other party in accordance with this paragraph.

11.          Anti-Money Laundering Program.  Sub-Placement Agent hereby certifies that: (i) it understands that pursuant to various U.S. regulations, it is required to establish an anti-money laundering program, which satisfies the requirements of Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”); and (ii) Sub-Placement Agent has developed, implemented, and will maintain such an anti-money laundering program, including a customer identification program consistent with the rules under Section 326 of the USA Patriot Act, and will comply with all applicable laws and regulations designed to guard against money laundering activities set out in such program.

12.          Regulation S-P.  In accordance with Regulation S-P, if non-public personal information regarding customers/partners is disclosed to either party in connection with this Agreement, the party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement.  Any privacy notice that Sub-Placement Agent delivers to customers/partners will comply with Title V of the Gramm-Leach-Bliley Act and Regulation S-P, as each may be amended, and will notify customers that non-public personal information may be provided to financial service providers such as security broker-dealers or investment companies and as permitted by law.  This provision will survive the termination of this Agreement.

13.          Confidentiality.  The Sub-Placement Agent agrees to treat confidentially any information identified by Altegris as being non-public, sensitive or confidential in nature, and which is furnished to the Sub-Placement Agent (or to parties acting on its behalf) by or on behalf of Altegris or the Fund (the “Information”).  The Sub-Placement Agent agrees that it will use the Information only for the purposes related to its customers’ investments in the Fund, and that the Information will be kept confidential by the Sub-Placement Agent and its partners, members, managers, officers, directors, employees, attorneys, accountants, agents, and other affiliates (collectively, the “Related Persons”), and that the Sub-Placement Agent and the Related Persons shall not disclose the Information to any person; provided, however, that the Information may be disclosed: (a) to the Sub-Placement Agent and Related Persons who require the Information for the purpose of evaluating or providing services in connection with customers’ investments in the Fund; (b) pursuant to prior written consent of Altegris and the Fund; (c) to any federal or state regulatory agency and their employees, agents, and attorneys for the purpose of making any filings or disclosures required by law, provided that the Sub-Placement Agent provides prior written notice to Altegris and the Fund of the information to be disclosed so that they may seek an appropriate protective order or other remedy; (d) in response to any inquiry, subpoena or other request for information from any federal or state court, regulatory agency, or other governmental agent, provided that the Sub-Placement Agent provides prior written notice to Altegris and the Fund of the information to be disclosed so that they may seek an appropriate protective order or other remedy; and (e) to any other person the disclosure to whom Altegris and the Fund previously authorize in writing.

14.          Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes all prior agreements between the parties, whether oral or written, relating to the sale of Shares or any other subject covered by this Agreement.

15.          Partial Invalidity.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of the Agreement shall not be affected thereby.  Furthermore, in the event of any inconsistency between the Agreement and the Prospectus, the terms of the Prospectus shall control.

16.          Waiver.  Waiver by either party of any provision of this Agreement shall not constitute a waiver of such provision at a later time.

17.          Heading. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions of this Agreement.

18.          Applicable Law.  This Agreement shall be construed in accordance with the laws of the state of Delaware, without giving effect to principles of conflicts of law.

19.          Effective Date.  This Agreement shall become effective as of the date when it is accepted and dated below by Altegris.

[Signature Page To Follow]

IN WITNESS WHEREOF, the parties’ authorized representatives have executed this Agreement and represent that they have read and understood the obligations herein and agree to be bound by the Agreement’s terms and conditions.

ACCEPTED AND AGREED:

SUB-PLACEMENT AGENT AND DISTRIBUTION SERVICES AGREEMENT

[SUB-PLACEMENT AGENT]

☐                                    Altegris KKR Private Equity Fund (“Feeder Fund”):  By checking this box, Sub-Placement Agent elects to sell Shares of, provide distribution related to, and provide continuing services to shareholders of, the Feeder Fund pursuant to the terms of this Agreement.

☐                                    Altegris KKR Private Equity Master Fund (“Master Fund”):  By checking this box, Sub-Placement Agent elects to sell Shares of, provide distribution related to, and provide continuing services to shareholders of, the Feeder Fund pursuant to the terms of this Agreement.

Signature:
Name:
Title:
Address:

Primary Contact:
Phone Number:
Facsmile Number:
Email Address:

ALTEGRIS INVESTMENTS, L.L.C.

By:
Name:
Title:
Effective Date:

Phone Number:  (858) 456-7040
Facsimile Number: (858) 456-9209
Email Address:  compliance@altegris.com